AXA EQUITABLE HOLDINGS, INC.
AXA EQUITABLE LIFE INSURANCE COMPANY

February 27, 2019

Mr. Mark Pearson
AXA Equitable Holdings, Inc.
1290 Avenue of the Americas, 16th floor
New York, New York 10104

Dear Mr. Pearson:

This letter confirms our understanding regarding the amendment of Section 7(c)(ii) of your employment agreement dated March 9, 2011 (the “Agreement”). Please confirm your acceptance of the terms of this letter by signing below.

The Agreement provides that you will be eligible to receive certain severance benefits if you terminate within 180 days after the effective date of a “change in control.” We have agreed that the definition of change in control for purposes of the Agreement should be amended to follow the definition in the AXA Equitable Supplemental Severance Plan for Executives. Accordingly, Section 7(c)(ii) of the Agreement will amended to read as follows:

“termination of employment by the Executive in the event of a Change in Control (as hereinafter defined) of the Company upon 30 days’ written notice, provided that the Executive must deliver such notice to the Company within 180 days after the effective date of any such Change in Control. For purposes of this Section 7(c)(ii), “Change in Control” shall have the same meaning as set forth in the AXA Equitable Supplemental Severance Plan for Executives, as amended from time to time.”

By signing below, you indicate your acceptance of, and agreement with, this amendment.

Sincerely,

/s/ Jeff Hurd
Jeff Hurd
Chief Operating Officer
AXA Equitable Holdings, Inc.
AXA Equitable Life Insurance Company

ACCEPTED AND AGREED TO:

/s/ Mark Pearson
Mark Pearson